EnerJex Resource, Inc. 4040 Broadway, Suite 508 San Antonio, Texas 78209 (210) 451-5545

December 30, 2013

EnerJex Resources, Inc.

Working Interest, LLC

4040 Broadway, Suite 508

San Antonio, Texas 78209

Attn: Robert Watson Jr.

MorMeg, LLC

11551 Ash St., Suite 205

Leawood, Kansas 66211

Attn: Mark Haas

Re:	Participation Agreement

Golden Project, Woodson County, Kansas

Gentlemen:

This letter when fully executed will evidence an agreement (hereinafter referred to as the “Participation Agreement” or this “Agreement”) and will set forth the terms and conditions of the drilling and development of the Golden Project, as hereinafter described, between Working Interest, LLC (hereinafter referred to as “EnerJex”); MorMeg, LLC (hereinafter referred to as “MorMeg”); and Haas Petroleum, LLC (hereinafter referred to as “Haas”), with EnerJex, MorMeg, and Haas hereinafter referred to individually as a “Party” and collectively as “Parties”.

I.	GOLDEN PROJECT ACREAGE

MorMeg owns certain oil, gas and/or mineral leases covering lands located in Woodson County, Kansas (hereinafter referred to as the “Golden Project” or the “Subject Interests”) as further described in Exhibit “A” attached hereto. Per the terms of this Agreement, the Parties hereby establish an Area of Mutual Interest (the “AMI”) covering the Golden Project, and the AMI is highlighted in yellow on the plat attached hereto as Exhibit “A”.

II.	WORKING INTEREST OWNERSHIP AND AGREEMENT TERMS

EnerJex shall immediately earn a 70% working interest in the Subject Interests in exchange for the following consideration:

A.	EnerJex shall pay seventy nine thousand five hundred fifty five dollars ($79,555) in cash to MorMeg to purchase a 70% working interest in the Subject Interests. Such payment shall be made on or before January 10, 2014.

B.	EnerJex agrees to pay 100%, up to a maximum of three hundred twenty thousand four hundred forty five dollars ($320,445), of all capital expenditures incurred during the drilling and any testing and completion operations associated with three (3) new wells (the "Initial Wells") in the Golden Project (the “Earn In CAPEX”) prior to June 30, 2014, unless the Parties mutually agree to extend that date (the "Earn In Date"). Any Dry Hole(s) drilled shall count as an Initial Well(s) as required in this Agreement. Dry Hole(s) shall mean a well in which the Parties determine is not capable of producing hydrocarbons economically, and the Parties elect to plug and abandon the well. Capital expenditures shall include all expenses associated with drilling, testing, completing, laying lines, purchasing surface equipment (i.e. pump jacks), purchasing facility equipment, and installation expenses.

MorMeg agrees to assign a 70% working interest in the Subject Interests to EnerJex on or prior to December 31, 2013, and EnerJex agrees to reassign all of its working interest in the Subject Interests to MorMeg in the event that EnerJex does not fulfill its obligations pursuant to sections II.A and II.B, above, prior to the Earn In Date.

The Parties agree that production proceeds will be split ratably in accordance with the working interests shown in the table below, and the Parties agree that each Party will pay its ratable share of capital expenditures and operating expenses in accordance with the table below.

Before Earn In and After Earn In Working Interests

Party	Capital Expenditures before Earn In CAPEX	Capital Expenditures after Earn In CAPEX	All Operating Expenses	Lease Net Revenue
Working Interest LLC	100.000%	70.000%	70.000%	70.000%
MorMeg LLC	0.000%	30.000%	30.000%	30.000%
Total	100.000%	100.000%	100.000%	100.000%

III.	OPERATING AGREEMENT

All operations within the AMI shall be subject to the terms and conditions of an industry standard Joint Operating Agreement (the "JOA"), including all of the exhibits that are attached to this Agreement and made a part hereof. By execution of this Participation Agreement, the Parties do hereby adopt, ratify and confirm the terms and conditions of the JOA and its exhibits. Per the JOA, Haas Petroleum, LLC is designated operator for the Parties for any and all wells that may be drilled within the AMI, subject only to the JOA provisions governing the rights of the participating Parties to appoint a substitute operator in the event that the operator elects to non-consent a proposed operation.

IV.	INFORMATION REGARDING OPERATIONS

Upon written request of the Parties, the operator shall provide the following information in connection with each and every well drilled hereunder:

(1)	Furnish each of the Parties with full and complete copies (currently as filed) of all applications, reports, notices, digests or surveys required by the regulatory bodies of the State of Kansas in connection with the drilling, testing, completing, producing, plugging, and abandoning of such well and copies of any and all permits, notices, orders, and special rules or regulations issued by the State of Kansas as to such well and its production;

(2)	Notify each of the Parties prior to coring, logging or testing of a substantial section of prospective oil or gas horizons, and allow geologists, engineers and other authorized representatives, at their sole risk and expense, to visit and inspect any well site and rig when and as they desire and to witness preparations for and the actual performance of any and all drilling, testing, coring, logging, surveying, completing, shutting-in, abandoning, and other operations thereon. Any Party that intends to make an on-site inspection must give the operator as much notice as is reasonably possible prior to making the on-site inspection. Each Party shall advise the operator as to the names of such Party’s representative(s) that will be available at all times during which a drilling rig is on location, and provide the operator with appropriate contact phone numbers;

(3)	Furnish each of the Parties copies of all logs and other well data;

V.	NOTICES

All notices, authorized or required, between the Parties hereto, unless otherwise specifically provided herein or in the JOA, shall be in writing by mail, postage or charges prepaid, or email or facsimile, and addressed to the Party to whom the notice is given, as set forth below. The originating notice given under any provision hereof shall be deemed to have been effectively given when received, and the time given for response thereto shall run from such time and date the notice was effectively given. The second or responsive notice shall be deemed given when received. Each Party shall have the right to change its addresses and telephone number at any time by giving written notice thereof to the other Parties.

Working Interest, LLC	MorMeg, LLC
EnerJex Resources, Inc.	Haas Petroleum, LLC
4040 Broadway, Suite 508	11551 Ash St, Suite 205
San Antonio, Texas 78209	Leawood, KS 66211
Attn: Robert Watson Jr	Attn: Mark Haas
(210) 451-5545 (office)	(913) 207-0255 (mobile)
rwatson@enerjexresources.com	mark@haaspetroleum.com

VI.	NO PARTNERSHIP

It is not the purpose of this Participation Agreement to create, nor shall the same be construed as creating, a mining partnership, commercial partnership, or other partnership relationship, nor shall the operations of the Parties hereunder be construed to be a joint venture. Moreover, the liability of the Parties hereto shall be several and not joint or collective. Notwithstanding the foregoing, if for federal income tax purposes, however, the operations hereunder are regarded as a partnership, then each Party elects to be excluded from the application of all provisions of Subchapter “K”, Chapter 1, Subtitle “A”, of the Internal Revenue Code 1954, as amended in 1986 and as permitted and authorized by Section 761 of the code and regulations promulgated there under.

VII.	ASSIGNMENTS OF INTERESTS

The Parties shall have the right to freely assign their respective interest in any Subject Interest and any rights within the AMI provided that i) such assignment is made in accordance with the terms and conditions defined in the JOA and, ii) provided that the assigning party provide notice of its intent to assign to all other Parties within 30 days prior to the execution of definitive documentation affecting such assignment.

VIII.	CONFLICTS AMONG AGREEMENTS

In the event of any conflict or inconsistency between the terms and conditions of this Participation Agreement and the terms of the JOA and its exhibits or amendments, the terms and conditions of this Participation Agreement shall control and prevail. In the event of an inconsistency between the terms and conditions of any prior agreement, written or otherwise, the terms and conditions hereof shall prevail and control.

IX.	CONFIDENTIAL INFORMATION

The Parties hereto agree to keep any and all geological, geophysical, well and land information pertaining to the AMI confidential. No Party shall have the right without the written consent of the other Parties, which consent shall not be unreasonably withheld, to provide any such information to any party not a Party to or otherwise subject to this Participation Agreement; provided, however, such prohibition shall not apply to disclosures: (i) to entities engaged in the business of providing financing for exploration and development (including banks, investment banks, or third-party prospective investors) with which a Party may be seeking or has obtained funds for exploration and development in the AMI so long as such entity agrees in writing to acknowledge such information as confidential and not to disclose the same to third parties; (ii) to bona fide potential purchasers of a Party’s interests in the in the AMI so long as such party agrees in writing to acknowledge such information as confidential and not to disclose the same to third parties; or (iii) as required by law, rule or regulation of any governing body or stock exchange.

X.	MISCELLANEOUS

The terms, covenants and conditions hereof shall extend to and be binding upon each of the Parties hereto, and its respective heirs, personal representatives, successors and assigns.

This Agreement, including all Exhibits attached hereto, constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements, understandings, representations, promises, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof.

Time is of the essence in the performance of the duties, terms, and obligations of this Agreement. The captions in this Agreement are for the convenience of reference only, and they shall not limit or otherwise affect the construction or interpretation of any provision of this Agreement.

This Agreement is entered into in the State of Kansas, and all matters relating to the validity, construction, interpretation and performance hereunder shall be determined in accordance with the laws of the State of Kansas, excluding its conflicts of laws rules. It is further understood and agreed between the parties hereto that all sums due and payable hereunder are due and payable in Overland Park, Kansas, and the venue for any cause of action of whatsoever nature arising hereunder is hereby fixed in the State of Kansas. If any provision of this Agreement is or may be held by a court of competent jurisdiction of be invalid, void or unenforceable, the remaining provisions shall nevertheless survive and continue in full force and effect without being impaired or invalidated in any way.

This Participation Agreement may be executed in any number of multiple counterparts, each of which shall constitute and have the effect of an original, and all of which when taken together shall constitute but one agreement and shall be binding upon each Party, its heirs, successors, assigns and legal representatives executing the same, whether not executed by all of the Parties to which it is addressed.

If the terms and conditions set forth herein adequately and completely reflect our agreement, you must indicate your acceptance and approval by executing this Participation Agreement in the spaces provided and return the complete set of additional signature pages of this Participation Agreement to EnerJex Resources, Inc., attention Robert Watson Jr., on or before December 31, 2013, at 5:00 PM CST at which time this Participation Agreement shall become binding upon the Parties hereto.

BY SIGNING IN THE SPACES BELOW, THE PARTICIPANTS IN THE GOLDEN PROJECT HEREBY INDICATE THEIR ACCEPTANCE AND APPROVAL OF THIS PARTICIPATION AGREEMENT EFFECTIVE AS OF DECEMBER 1, 2013, (THE “EFFECTIVE DATE”).

Very truly yours,

Working Interest, LLC.

By:
Robert Watson Jr.
Manager

MorMeg, LLC.

By:
Name:	Mark Haas
Title:	Manager

EXHIBIT A

LAND PLAT SHOWING AMI AND SUBJECT INTERESTS